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                                                                   EXHIBIT  11.1


                              CENTRAL RENTS, INC.

                        COMPUTATION OF EARNING PER SHARE
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                    FOR THE YEARS ENDED DECEMBER 31, 1996 AND
              1995 AND THE PERIOD JUNE 4, 1994 THROUGH DECEMBER 31, 1994



                                                                          1996             1995            1994
                                                                         ------          ---------       ---------
Net loss applicable to common shares                                     $ (1,840)        $ (9,155)       $ (9,159)
                                                                         =========        ========        ========

Common shares outstanding at beginning of period                          551,045          534,000         534,000

Issuance of common shares, weighted average                                  -               7,985            -

Dilutive effect of exercise of options outstanding                           -                -               -
                                                                         ---------        --------        --------

Weighted average common shares outstanding                                551,045          541,985         534,000
                                                                          =======         ========        ========


Net loss per common share                                                  $(3.34)         $(16.89)        $(17.15)
                                                                          ========        ========        ========


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